Exhibit 99.1
Pentair, Inc.
5500 Wayzata Blvd., Suite 800
MInneapolis, MN 55416
763 545 1730 Tel
763 656 5400 Fax
News Release
Pentair Reports Full Year Sales Growth of 13 Percent and Net
Income Per Diluted Share from Continuing Operations of $2.00

     Full Year 2010 Highlights
•	Reports full year sales up 13 percent year-over-year to $3.0 billion, with double digit growth in both Water and Technical Products

•	Operating margins improved year-over-year to 11 percent, up 140 basis points compared to 2009 adjusted operating margins of 9.6 percent

•	Diluted earnings per share from continuing operations (EPS) of $2.00, up 71 percent year-over-year on GAAP basis; up 36 percent compared to adjusted 2009 EPS

•	Quarterly dividend increased for the 35th consecutive year to $0.20 per share in 2011
All financial information and period-to-period references are on a continuing operations basis unless otherwise noted. Reconciliations of GAAP to Non-GAAP are in the attached financial tables.
MINNEAPOLIS — February, 1, 2011 — Pentair, Inc. (NYSE: PNR) reported organic revenue growth of 13 percent for full year 2010, as revenues reached $3.0 billion compared to $2.7 billion in 2009. The company delivered EPS of $2.00 for the full year 2010, representing an increase of 71 percent as compared to $1.17 per share in the prior year. Adjusting 2009 EPS to exclude restructuring and impairment items and the impact from the early redemption of bonds, full year 2010 EPS increased 36 percent.
During 2010, Pentair generated $211 million in free cash flow, which represents a greater than 100 percent conversion of net income. Excluding the $25 million accelerated pension contribution at the end of the year, free cash flow was $236 million for the full year 2010, representing an approximate 120 percent conversion of net income.
“2010 was a year of tremendous progress. Organic sales grew 13 percent for the full year, reflecting broad-based growth across businesses and geographies,” said Randall J. Hogan, Chairman and Chief Executive Officer. “Fast growth regions grew at an even faster pace, led by China sales up 26 percent and Latin America up 18 percent for the full year 2010, as we strengthened our presence through more localized capabilities. Expanded distribution and stepped up new product development helped fuel top-line growth, along with solid recovery in many end-markets. For the full year 2010, volume growth along with productivity offset material inflation and the impact of reinstated employee benefits, driving more than 140 basis points of margin expansion.”
Total company fourth quarter sales increased 7 percent to $754 million, compared with $702 million in the fourth quarter of 2009, despite four fewer selling days. The company delivered fourth quarter operating income of $80 million, up 52 percent year-over-year or up 3 percent compared to adjusted operating income in the same period last year. Overall, operating margins of 10.6 percent for the fourth quarter 2010 decreased 40 basis points when compared to adjusted operating margins of a year ago, due mainly to higher material inflation and lower cost absorption from fewer selling days. The company delivered net income from continuing operations of $49 million, or $0.49 per share. This compares to EPS of $0.29 in the fourth quarter last year. Adjusting fourth quarter 2009 EPS to exclude restructuring and impairment items, year-over-year adjusted EPS increased 4 percent.
“We exit 2010 with confidence, as top-line strength continued in the fourth quarter with average daily sales accelerating from the third quarter,” continued Hogan. “Fourth quarter operating margins came in as expected, negatively impacted by material inflation with only a modest benefit from pricing. Pricing actions were announced in the fourth quarter with realization beginning during the first quarter, helping to mitigate expected 2011 commodity inflation. We expect operating margins in both segments as well as Pentair to expand at least 100 basis points year over year for the first quarter and full year of 2011.”
Fourth Quarter Business Highlights
Water sales grew 5 percent year-over-year to $501 million, including an unfavorable one-percentage point impact from foreign exchange. Within Water, U.S. sales grew 7 percent led by growth in municipal pumps and agricultural products. In fast growth regions, Water grew 16 percent led by 42 percent growth in China and double-digit increases in India and Southeast Asia. Within the five Water global business units, the fourth quarter sales were as follows:
•	Residential Flow sales were up 1 percent versus the year-ago quarter, as robust growth in the agricultural business and a stable U.S. residential pump business helped mitigate the impact of declines in specialty pumps.

•	Residential Filtration sales were up 1 percent as expanded distribution and new products in fast growth regions were partially offset by softness in Europe.

•	Pool sales were up 4 percent driven by continued dealer expansion and demand for energy-efficient Eco-Select products.

•	Engineered Flow sales were up 20 percent reflecting municipal pump sales from the final shipment for the Gulf Intracoastal Waterway project in New Orleans.

•	Filtration Solutions sales were up 9 percent led by growth in desalination and energy markets, along with increased system sales.
Water’s fourth quarter reported operating income totaled $55 million, up 62 percent as compared to $34 million in the same period last year. When compared to fourth quarter 2009 adjusted operating income of $55 million, operating income remained flat in 2010. The benefits from volume growth and productivity continued to offset reinstated employee benefits and growth investments, while higher material inflation unfavorably impacted margins.
Technical Products delivered fourth quarter 2010 sales of $253 million, an increase of 11 percent versus the year-earlier period. Sales grew 13 percent, excluding the impact of foreign exchange, driven by solid demand across most key end-markets and one percentage point of pricing.
•	Industrial, general electronics and energy markets all posted strong double digit sales growth.

•	Sales in the U.S. increased 11 percent year-over-year. Fast growth regions were up 32 percent, led by robust growth of greater than 50 percent in China and India.

Technical Products’ fourth quarter reported operating income totaled $38 million, up 18 percent compared to $32 million in the same quarter last year. When compared to fourth quarter 2009 adjusted operating income of $35 million, fourth quarter 2010 operating income increased 9 percent. Volume growth, productivity, and higher pricing offset the negative impact from material inflation and reinstated employee benefits.
Outlook
The company anticipates full year 2011 sales growing in the mid-single digit range to approximately $3.2 billion. This reflects expected recurring organic revenue growth in the high-single digits, partially offset by the negative year-over-year impact of the Gulf Intracoastal Waterway project, which contributed $56 million in full year 2010. Pentair continues to expect full year 2011 EPS to be between $2.20 and $2.35, which represents an increase of approximately 10 to 18 percent from 2010 EPS of $2.00. The company expects to generate free cash flow in excess of $240 million for 2011.
“The tremendous progress we made in 2010 positions us for another strong year. We expect to leverage our increased presence in fast growth regions, expanded innovation capabilities and continued application of lean disciplines to deliver continued, strong top-line growth and margin expansion,” said Hogan. “We anticipate operating margins to expand over 100 basis points in 2011, reflecting volume leverage, price increases and productivity more than offsetting expected material inflation. Our growth investments are yielding positive results and position us well for sustainable, profitable growth in 2011 and beyond.”
First quarter 2011 EPS is expected to be $0.42 to $0.45, which represents an increase of approximately 20 to 29 percent when compared to first quarter 2010 EPS of $0.35. The company expects first quarter 2011 revenue to be up high-single digits compared to the same period last year.
Earnings Conference Call
Pentair Chairman and CEO Randall J. Hogan and Chief Financial Officer John L. Stauch will discuss the company’s fourth quarter and full year 2010 performance and first quarter 2011 outlook on a two-way conference call with investors and a live audio webcast at 9 a.m. Eastern today. Reconciliation of non-GAAP financial measures are set forth in the attachments to this earnings release and the fourth quarter and full year 2010 earnings conference call presentation, both of which can be found at Pentair’s web site (www.pentair.com). Related financial charts and certain other information to be discussed on the conference call will be available on the company’s website shortly before the conference call. The webcast and presentation will be archived at the same site following the conclusion of the conference call.

Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as the magnitude, timing and scope of recovery from the global economic downturn; the strength of housing and related markets; the risk that expected benefits from our recent restructuring and other cost reduction plans may not be fully realized, or may take longer to realize than expected; foreign currency effects; material inflation outpacing our productivity and pricing actions; retail, commercial and industrial demand; product introductions; pricing and other competitive pressures; and the company’s ability to achieve its long-term strategic operating goals, as well as other risk factors set forth in our SEC filings. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
About Pentair, Inc.
Pentair (www.pentair.com) is a global diversified industrial company headquartered in Minneapolis, Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that protect sensitive electronics and the people that use them. With 2010 revenues of $3.0 billion, Pentair employs over 14,000 people worldwide.
Pentair Contacts:
Sara Zawoyski
Vice President, Investor Relations
Tel.: (763) 656-5575
E-mail: sara.zawoyski@pentair.com

Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three months ended		Year ended
	December 31	December 31	December 31	December 31
In thousands, except per-share data	2010	2009	2010	2009

Net sales	$753,858	$702,251	$3,030,773	$2,692,468
Cost of goods sold	521,630	489,794	2,100,133	1,907,333

Gross profit	232,228	212,457	930,640	785,135
% of net sales	30.8%	30.3%	30.7%	29.2%
Selling, general and administrative	136,542	145,346	529,329	507,303
% of net sales	18.1%	20.7%	17.5%	18.8%
Research and development	16,081	14,619	67,156	57,884
% of net sales	2.1%	2.1%	2.2%	2.2%

Operating income	79,605	52,492	334,155	219,948
% of net sales	10.6%	7.5%	11.0%	8.2%
Other (income) expense:
Equity (income) losses of unconsolidated subsidiaries	(302)	688	(2,108)	1,379
Loss on early extinguishment of debt	—	—	—	4,804
Net interest expense	9,067	9,790	36,116	41,118
% of net sales	1.2%	1.4%	1.2%	1.5%

Income from continuing operations before income taxes and noncontrolling interest	70,840	42,014	300,147	172,647
Provision for income taxes	21,263	14,620	97,200	56,428
effective tax rate	30.0%	34.8%	32.4%	32.7%

Income from continuing operations	49,577	27,394	202,947	116,219
Gain (loss) on disposal of discontinued operations, net of tax	(2,292)	134	(626)	(19)

Net income before noncontrolling interest	47,285	27,528	202,321	116,200
Noncontrolling interest	909	(1,824)	4,493	707

Net income attributable to Pentair, Inc.	$46,376	$29,352	$197,828	$115,493

Net income from continuing operations attributable to Pentair, Inc.	$48,668	$29,218	$198,454	$115,512

Earnings per common share attributable to Pentair, Inc.
Basic
Continuing operations	$0.50	$0.30	$2.02	$1.19
Discontinued operations	(0.02)	—	(0.01)	—

Basic earnings per common share	$0.48	$0.30	$2.01	$1.19

Diluted
Continuing operations	$0.49	$0.29	$2.00	$1.17
Discontinued operations	(0.02)	—	(0.01)	—

Diluted earnings per common share	$0.47	$0.29	$1.99	$1.17

Weighted average common shares outstanding
Basic	98,219	97,667	98,037	97,415
Diluted	99,606	99,226	99,294	98,522

Cash dividends declared per common share	$0.19	$0.18	$0.76	$0.72

Pentair, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	December 31	December 31
In thousands	2010	2009

Assets

Current assets
Cash and cash equivalents	$46,056	$33,396
Accounts and notes receivable, net	516,905	455,090
Inventories	405,356	360,627
Deferred tax assets	55,086	49,609
Prepaid expenses and other current assets	45,894	47,576

Total current assets	1,069,297	946,298

Property, plant and equipment, net	329,435	333,688

Other assets
Goodwill	2,066,044	2,088,797
Intangibles, net	453,570	486,407
Other	55,187	56,144

Total other assets	2,574,801	2,631,348

Total assets	$3,973,533	$3,911,334

Liabilities and Shareholders’ Equity

Current liabilities
Short-term borrowings	$4,933	$2,205
Current maturities of long-term debt	18	81
Accounts payable	262,357	207,661
Employee compensation and benefits	107,995	74,254
Current pension and post-retirement benefits	8,733	8,948
Accrued product claims and warranties	42,295	34,288
Income taxes	5,964	5,659
Accrued rebates and sales incentives	33,559	27,554
Other current liabilities	80,942	85,629

Total current liabilities	546,796	446,279

Other liabilities
Long-term debt	702,521	803,351
Pension and other retirement compensation	215,482	234,948
Post-retirement medical and other benefits	30,325	31,790
Long-term income taxes payable	23,507	26,936
Deferred tax liabilities	167,005	146,630
Other non-current liabilities	86,295	95,060

Total liabilities	1,771,931	1,784,994

Shareholders’ equity	2,201,602	2,126,340

Total liabilities and shareholders’ equity	$3,973,533	$3,911,334

Days sales in accounts receivable (13 month moving average)	60	62
Days inventory on hand (13 month moving average)	82	90
Days in accounts payable (13 month moving average)	71	66

Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended
	December 31	December 31
In thousands	2010	2009

Operating activities
Net income before noncontrolling interest	$202,321	$116,200
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Loss on disposal of discontinued operations	626	19
Equity (income) losses of unconsolidated subsidiaries	(2,108)	1,379
Depreciation	57,995	64,823
Amortization	26,184	40,657
Deferred income taxes	30,716	30,616
Stock compensation	21,468	17,324
Excess tax benefits from stock-based compensation	(2,686)	(1,746)
Loss on sale of assets	466	985
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(62,344)	11,307
Inventories	(44,495)	66,684
Prepaid expenses and other current assets	1,514	16,202
Accounts payable	55,321	(13,822)
Employee compensation and benefits	27,252	(22,431)
Accrued product claims and warranties	8,068	(7,440)
Income taxes	1,791	1,972
Other current liabilities	561	(21,081)
Pension and post-retirement benefits	(43,024)	(39,607)
Other assets and liabilities	(9,250)	(2,141)

Net cash provided by (used for) continuing operations	270,376	259,900
Net cash provided by (used for) operating activities of discontinued operations	—	(1,531)

Net cash provided by (used for) operating activities	270,376	258,369
Investing activities
Capital expenditures	(59,523)	(54,137)
Proceeds from sale of property and equipment	358	1,208
Divestitures	—	1,567
Other	(1,148)	(3,224)

Net cash provided by (used for) investing activities	(60,313)	(54,586)
Financing activities
Net short-term borrowings	2,728	2,205
Proceeds from long-term debt	703,641	580,000
Repayment of long-term debt	(804,713)	(730,304)
Debt issuance costs	(50)	(50)
Excess tax benefits from stock-based compensation	2,686	1,746
Stock issued to employees, net of shares withheld	9,941	8,247
Repurchases of common stock	(24,712)	—
Dividends paid	(75,465)	(70,927)
Distribution to noncontrolling interest	(4,647)	—

Net cash provided by (used for) financing activities	(190,591)	(209,083)
Effect of exchange rate changes on cash and cash equivalents	(6,812)	(648)

Change in cash and cash equivalents	12,660	(5,948)
Cash and cash equivalents, beginning of period	33,396	39,344

Cash and cash equivalents, end of period	$46,056	$33,396

Free cash flow

Net cash provided by (used for) continuing operations	$270,376	$259,900
Capital expenditures	(59,523)	(54,137)
Proceeds from sale of property and equipment	358	1,208

Free cash flow	$211,211	$206,971

Pentair, Inc. and Subsidiaries
Supplemental Financial Information by Reportable Business Segment (Unaudited)

	First Qtr	Second Qtr	Third Qtr	Fourth Qtr	Year
In thousands	2010	2010	2010	2010	2010

Net sales to external customers
Water Group	$478,038	$549,318	$512,587	$501,338	$2,041,281
Technical Products Group	228,975	246,849	261,148	252,520	989,492

Consolidated	$707,013	$796,167	$773,735	$753,858	$3,030,773

Intersegment sales
Water Group	$517	$427	$442	$444	$1,830
Technical Products Group	703	1,047	1,154	913	3,817
Intercompany sales eliminations	(1,220)	(1,474)	(1,596)	(1,357)	(5,647)

Consolidated	$—	$—	$—	$—	$—

Operating income (loss)
Water Group	$42,138	$75,954	$58,457	$55,039	$231,588
Technical Products Group	33,098	37,990	42,605	37,840	151,533
Unallocated corporate expenses and intercompany eliminations	(11,635)	(13,818)	(10,239)	(13,274)	(48,966)

Consolidated	$63,601	$100,126	$90,823	$79,605	$334,155

Operating income as a percent of net sales
Water	8.8%	13.8%	11.4%	11.0%	11.3%
Technical Products	14.5%	15.4%	16.3%	15.0%	15.3%
Consolidated	9.0%	12.6%	11.7%	10.6%	11.0%

	First Qtr	Second Qtr	Third Qtr	Fourth Qtr	Year
In thousands	2009	2009	2009	2009	2009

Net sales to external customers
Water Group	$423,932	$486,990	$461,570	$475,272	$1,847,764
Technical Products Group	209,908	206,722	201,095	226,979	844,704

Consolidated	$633,840	$693,712	$662,665	$702,251	$2,692,468

Intersegment sales
Water Group	$289	$198	$284	$510	$1,281
Technical Products Group	233	600	544	834	2,211
Intercompany sales eliminations	(522)	(798)	(828)	(1,344)	(3,492)

Consolidated	$—	$—	$—	$—	$—

Operating income (loss)
Water Group	$26,976	$49,781	$53,085	$33,903	$163,745
Technical Products Group	20,462	23,578	24,356	31,959	100,355
Unallocated corporate expenses and intercompany eliminations	(10,224)	(9,799)	(10,759)	(13,370)	(44,152)

Consolidated	$37,214	$63,560	$66,682	$52,492	$219,948

Operating income as a percent of net sales
Water	6.4%	10.2%	11.5%	7.1%	8.9%
Technical Products	9.7%	11.4%	12.1%	14.1%	11.9%
Consolidated	5.9%	9.2%	10.1%	7.5%	8.2%

Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ending December 31, 2009 to the “Adjusted” non-GAAP excluding the effect of 2009 adjustments (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
In thousands, except per-share data	2009	2009	2009	2009	2009

Net sales	$633,840	$693,712	$662,665	$702,251	$2,692,468

Operating income — as reported	37,214	63,560	66,682	52,492	219,948
% of net sales	5.9%	9.2%	10.1%	7.5%	8.2%
Adjustments:
Restructuring and asset impairment	2,824	2,944	7,295	24,881	37,944

Operating income — as adjusted	40,038	66,504	73,977	77,373	257,892
% of net sales	6.3%	9.6%	11.2%	11.0%	9.6%

Net income from continuing operations attributable to Pentair, Inc. — as reported	17,255	32,006	37,033	29,218	115,512
Adjustments — tax affected
Restructuring and asset impairment, net of minority interest	1,864	1,943	4,815	17,549	26,171
Bond tender	—	3,171	—	—	3,171

Net income from continuing operations attributable to Pentair, Inc. — as adjusted	19,119	37,120	41,848	46,767	144,854

Continuing earnings per common share attributable to Pentair, Inc. - diluted
Diluted earnings per common share — as reported	$0.18	$0.33	$0.38	$0.29	$1.17
Adjustments	0.02	0.05	0.04	0.18	0.30

Diluted earnings per common share — as adjusted	$0.20	$0.38	$0.42	$0.47	$1.47

Weighted average common shares outstanding — Diluted	97,966	98,422	98,641	99,226	98,522

Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ending December 31, 2009 to the “Adjusted” non-GAAP excluding the effect of 2009 adjustments (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
In thousands	2009	2009	2009	2009	2009

Water
Net sales	$423,932	$486,990	$461,570	$475,272	$1,847,764

Operating income — as reported	26,976	49,781	53,085	33,903	163,745
% of net sales	6.4%	10.2%	11.5%	7.1%	8.9%
Adjustments — restructuring and asset impairment	1,464	1,460	2,639	21,336	26,899

Operating income — as adjusted	28,440	51,241	55,724	55,239	190,644
% of net sales	6.7%	10.5%	12.1%	11.6%	10.3%

Technical Products
Net sales	$209,908	$206,722	$201,095	$226,979	$844,704

Operating income — as reported	20,462	23,578	24,356	31,959	100,355
% of net sales	9.7%	11.4%	12.1%	14.1%	11.9%
Adjustments — restructuring and asset impairment	792	1,139	4,557	2,729	9,217

Operating income — as adjusted	21,254	24,717	28,913	34,688	109,572
% of net sales	10.1%	12.0%	14.4%	15.3%	13.0%